Item 30. Exhibit (h) i. l. 3.

DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (“Agreement”) is made as of April 29, 2024 by and between Lincoln Financial Distributors, Inc. (the “Distributor”), and MML Investors Services, LLC (“MMLIS”) and MML Strategic Distributors, LLC (“MSD”) (each referred to herein as the “Broker-Dealer” or together, the “Broker-Dealers”).

Recitals

WHEREAS, the Distributor has been appointed and currently serves as the principal underwriter of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and each of its series listed in Schedule A (the “Funds”), pursuant to an underwriting agreement by and between Distributor and the Trust;

WHEREAS, each Fund currently offers Standard Class shares and Service Class shares and has adopted a Service Class Distribution and Service Plan (the “12b-1 Plan”) applicable to its Service Class shares; and

WHEREAS, the Broker-Dealers serve as the principal underwriter of certain variable annuity and/or variable life insurance contracts issued by an affiliated insurance company (the “Contracts”), and Broker-Dealers desire to provide certain services in connection with the Contracts that offer Service Class shares of the Funds as underlying investment options of the Contracts.

Agreement

1.           Services of the Broker-Dealers

a.       The Broker-Dealers shall, as agreed upon by the parties from time to time, provide certain services or incur certain expenses relating to the Service Class shares of the Funds for activities primarily intended to sell Contracts offering Service Class shares. These services or expenses include, but are not limited to, the printing and mailing of Fund prospectuses and reports used for sales purposes and other distribution-related services and expenses, and the payment of service fees as defined under FINRA rules.

b.       The Broker-Dealers may, at their expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Broker-Dealers shall not be relieved of any of their obligations under this Agreement by the appointment of such subcontractor and provided further, that the Broker-Dealers shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were of the respective Broker-Dealer.

c.       The Broker-Dealers will furnish to the Trust or their designee such information as the Trust or its designee may reasonably request, and will otherwise cooperate with the Trust in preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.           Fees

In consideration of the services provided by Broker-Dealers with respect to each Fund’s Service Class shares pursuant to the 12b-1 Plan, the Distributor agrees, to the extent legally permissible, to: (1) pay to the Broker-Dealers quarterly in arrears a fee (the “Fee”) which shall accrue daily in an amount equal to the product of (A) the daily equivalent of [__%] per annum multiplied by (B) the net asset value of the Service Class shares outstanding on such day. Such Fee shall be paid quarterly (on a calendar year basis) in arrears within thirty (30) days of the end of the quarter; provided, however, that Broker-Dealers shall waive payment of the Fee until the Distributor is in receipt of the Fee. Documentation to support the calculation of this Fee will be provided to the Broker-Dealers along with the payment. The rate of the Fee with respect to any Fund may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to the respective Broker-Dealer.

3.           Nature of Services

The Distributor and the Broker-Dealers agree that the Distributor’s payments pursuant to this Agreement are only for the services listed in Section 1(a) herein and do not constitute payment in any manner for investment advisory services or for administrative services. The Distributor and the Broker-Dealers agree that this Agreement does not preclude the Trust or Distributor from contracting separately with the Broker-Dealers to provide other services to the Trust or Distributor.

4.           Representations and Warranties

a.           The Broker-Dealers agree to comply with requirements of all applicable rules, laws, regulations and/or regulatory guidance including federal and state securities laws and the rules and regulations of the SEC in connection with their respective performance under this Agreement.

b.           The Broker-Dealers agree not to act as dealer for their own account; the Broker-Dealers shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, Contract owners. For all purposes of this Agreement, the Broker-Dealers will be deemed to be independent contractors, and will have no authority to act as agent for the Trust or any dealer of the shares of the Funds in any matter or in any respect. Broker-Dealers shall not make any representations concerning the Trust or a Fund’s shares except those representations contained in the Fund’s then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare, unless otherwise agreed to by the parties to this Agreement or pursuant to the Participation Agreement.

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5.           Exculpation and Indemnification

a.           The Broker-Dealers agree that under no circumstances shall the Trust or the Distributor be liable to the Broker-Dealers or any other person under this Agreement as a result of any action by the SEC or other regulatory body affecting the operation or continuation of the 12b-1 Plan.

b.           The Distributor shall not be liable to the Broker-Dealers, and the Broker-Dealers shall not be liable to the Distributor, for acts or failures committed pursuant to its performance of the Agreement except for acts or failures which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or by the Broker-Dealers of compliance with any applicable law, rule, regulation or regulatory guidance.

c.           Each Broker-Dealer will individually indemnify the Trust and Distributor and hold each harmless from any claims or assertions relating to the lawfulness of the respective Broker-Dealer’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the respective Broker-Dealer performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust and the Distributor shall each have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the respective Broker-Dealer.

6.           Termination

a.           Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Trust’s Board of Trustees who are not “interested persons” (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Independent Trustees, or by a vote of a majority of the Service Class shares of such Fund on 60 days’ written notice.

b.            This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Trust, the Distributor or the respective Broker-Dealer, without penalty, upon 60 days’ prior written notice to the other party.

c.           This Agreement will automatically terminate in the event of an applicable change in law, rule, regulation or regulatory guidance that would make the operation of this Agreement noncompliant with such law, rule, regulation or regulatory guidance.

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7.           Miscellaneous

a.       This Agreement may only be amended by an instrument in writing signed by the parties to the Agreement; provided the Trust may amend the amounts of the Fee in accordance with Section 2 of this Agreement. All notices and other communications to either party will be duly given if in writing to the other party.

b.      The Distributor may enter into other similar agreements for the provision of the services contemplated hereunder with any other person or persons without the respective Broker-Dealer’s consent.

c.       The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Connecticut and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

Lincoln FINANCIAL DISTRIBUTORS, INC.		MML INVESTORS SERVICES, LLC

By:	/s/ Thomas O’Neill	By:	/s/ Vaughn Bowman
Name:	Thomas O’Neill	Name:	Vaughn Bowman
Title:	SVP	Title:	Director & President

Address for Notices:		Address for Notices:

Lincoln Financial Distributors, Inc. 150 N. Radnor-Chester Road Radnor, PA 19087 Attn: Legal Department		MML Investors Services, LLC 1295 State Street Springfield, MA 01111 Attention: President

MML STRATEGIC Distributors, LLC

By:	/s/ Matthew Digangi
Name:	Matthew Digangi
Title:	Director, Chief Executive Officer, and President

Address for Notices:

MML Strategic Distributors, LLC 1295 State Street Springfield, MA 01111 Attention: President

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Schedule A

Funds

LVIP American Century Balanced Fund

LVIP American Century Capital Appreciation Fund

LVIP American Century Disciplined Core Value Fund

LVIP American Century Inflation Protection Fund

LVIP American Century International Fund

LVIP American Century Large Company Value Fund

LVIP American Century Mid Cap Value Fund

LVIP American Century Ultra Fund

LVIP American Century Value Fund

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